Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES SEPTEMBER 2005 U.S.

TRADING STATISTICS

NEW YORK, NY, October 10, 2005 – Investment Technology Group, Inc. (“ITG”) (NYSE: ITG), a leading provider of technology-based equity trading services and transaction research, today announced that U.S. trading volume was 2.4 billion shares for the month ended September 30, 2005, averaging 114 million shares per trading day. This compares to 2.3 billion shares (99 million per trading day) in August 2005 and 1.9 billion shares (82 million per trading day) in September 2004.

There were 21 trading days in September 2005, compared to 23 trading days in both August 2005 and September 2004.

Monthly volume statistics are preliminary, and accordingly may be revised in subsequent updates and public filings. Volume statistics are posted on ITG’s Web site, http://www.itginc.com, and are also available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume

September:	21	2,395,593,108	114,075,862

Year-to-Date:	189	18,945,761,581	100,242,125

ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach to trading that combines pre-trade analysis, trade execution, and post-trade evaluation to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contacts:

Maureen Murphy	Alicia Curran
Investor Relations	Media Relations
(212) 444-6323	(212) 444-6130

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